Exhibit 5.1
Opinion of Bartlit Beck Herman Palenchar & Scott LLP
Bartlit Beck Herman Palenchar & Scott
1899 Wynkoop, Suite 800
Denver, Colorado 80202
May 12, 2006
Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, VA 24212

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to Alpha Natural Resources, Inc. (the “Company”) in connection with the preparation of the Company’s Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), with respect to the issuance and/or sale from time to time of an indeterminate number of (i) shares of Common Stock, par value $.01 per share (the “Common Stock”), (ii) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), and (iii) warrants to purchase equity securities (the “Warrants”).
     The Common Stock, the Preferred Stock and the Warrants are referred to herein collectively as the “Offered Securities.” The Offered Securities being registered under the Registration Statement may be offered on a continued or delayed basis pursuant to the provisions of Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”) by the Company or by selling securityholders.
     The Registration Statement relates to the proposed issuance and sale, from time to time, pursuant to Rule 415 under the Securities Act of 1933, as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and the supplements to the prospectus referred to therein (the “Prospectus Supplements”), of up to $100,000,000 of Gaiam’s Class A common stock, par value $0.0001 per share (“Common Stock”) by Gaiam.
     In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Restated Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed: (i) the genuineness and authenticity of all documents submitted to us as originals and the genuineness and authenticity of all signatures; (ii) the conformity to originals of all documents submitted to us as copies thereof; (iii) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (iv) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
     Based upon and subject to the foregoing and assuming that: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Offered Securities are offered or issued as contemplated by the Registration Statement; (ii) a prospectus supplement will have been filed with the Commission describing the Offered Securities offered thereby; (iii) all Offered Securities will be issued and sold in compliance with applicable federal and state securities laws and in accordance with the Registration Statement and the applicable prospectus supplement; (iv) the Board of Directors of the Company or a duly constituted and acting committee thereof (the Board of Directors or such committee being referred to herein as the “Board”) and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and the terms of the Offered Securities and related matters; (v) any definitive underwriting, purchase or similar agreement and any other necessary agreement with respect to any Offered Securities will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (vi) any Offered Securities issuable upon conversion, exercise or exchange of any Offered Securities being offered or issued will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exercise or exchange; (vii) prior to any issuance of Preferred Stock, appropriate certificates of designation will be accepted for recording by the Secretary of State of the State of Delaware; and (viii) with respect to any shares of Common Stock, there will be sufficient shares of Common Stock authorized under the Company’s Restated Certificate of Incorporation and not otherwise reserved for issuance; we advise you that in our opinion:
1.  Assuming (A) the Company has received the consideration therefor specified in any applicable definitive underwriting, purchase or similar agreement approved by the Board (not less than the par value of the Preferred Stock), (B) certificates representing the shares of Common Stock have been duly executed, countersigned, registered, issued and delivered in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board, (C) in the case of any Common Stock to be issued under any Warrants, upon due exercise of any payment of the exercise price specified in such Warrants, and (D) in the case of any Common Stock to be issued upon the exchange or conversion of Preferred Stock that are exchangeable for or convertible into Common Stock, due exercise of such exchange or conversion rights in accordance with the terms of the applicable instruments, the Common Stock (including any Common Stock duly issued upon the exchange or conversion of Preferred Stock that are exchangeable for or convertible into Common Stock or upon the exercise of Warrants) will be legally issued, fully paid and nonassessable.
2.  Assuming that (A) the Company has filed an appropriate certificate of designation with respect to such Preferred Stock, (B) the Company has received the consideration therefor specified in any applicable definitive underwriting, purchase or similar agreement approved by the Board (not less than the par value of the Preferred Stock), (C) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered, issued and delivered in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board and (D) in the case of any Preferred Stock to be issued under any Warrants, upon due exercise of any payment of the exercise price specified in such Warrants, the Preferred Stock (including any shares of Preferred Stock that are duly issued upon the exercise of such Warrants) will be legally issued, fully paid and nonassessable.
3.  Assuming (A) the terms of the Warrants have been duly established in accordance with the applicable warrant agreement (the “Warrant Agreement”) so as not to violate any applicable law, rule or regulation or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (B) the execution of the Warrant Agreement has been duly authorized by the Company by appropriate action, (C) the Warrant Agreement has been duly executed and delivered by the Company and the warrant agent thereunder, and (D) the Warrants, in the form included in the Warrant Agreement, have been duly executed and delivered by the Company and countersigned by the warrant agent thereunder pursuant to the Warrant Agreement and delivered and paid for as contemplated by any applicable definitive underwriting, purchase or similar agreement and the Registration Statement, the Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.
     Our opinion in paragraph 3 above is subject to the following additional exceptions and limitations: (i) the unenforceability, under certain circumstances, of indemnification, release, contribution, exculpatory or nonliability provisions under Federal or state securities laws and under any other applicable statute or court decisions; (ii) the potential to vary the provisions of an agreement on the basis of parol evidence; (iii) the unenforceability, under certain circumstances, of provisions of agreements which provide for penalties, late charges, additional interest in the event of a default or fees or costs related to such charges; (iv) the unenforceability, under certain circumstances, of provisions stating that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or more other remedies; (v) the unenforceability, under certain circumstances, of provisions that purport to appoint a party as attorney-in-fact or agent for an adverse party; (vi) the unenforceability, under certain circumstances, of provisions purporting to govern forum selection, personal jurisdiction or subject matter jurisdiction; (vii) the unenforceability, under certain circumstances, of provisions purporting to waive equitable rights and defenses; and (viii) the unenforceability, under certain circumstances, of provisions of agreements specifying that provisions thereof may only be waived in writing.
     We express no opinion herein as to the effect or applicability of the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Colorado. Our opinions are subject to the effects of, and we express no opinion with respect to the application of or compliance with, state securities or “blue sky” laws, statutes, rules or regulations.
     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the prospectus included therein, any prospectus supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.
Very truly yours,
/s/ Bartlit Beck Herman Palenchar & Scott LLP